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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE TO
(RULE 13e-4)
TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR SECTION 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934

INTEGRATED DEVICE TECHNOLOGY, INC.
(NAME OF SUBJECT COMPANY (ISSUER) AND FILING PERSON (OFFEROR))

OPTIONS TO PURCHASE COMMON STOCK, PAR VALUE $0.001 PER SHARE
WITH AN EXERCISE PRICE OF $11.01 OR HIGHER PER SHARE
(TITLE OF CLASS OF SECURITIES)

45811810-6
(CUSIP NUMBER OF CLASS OF SECURITIES)

GREGORY S. LANG
PRESIDENT
INTEGRATED DEVICE TECHNOLOGY, INC.
2975 STENDER WAY
SANTA CLARA, CALIFORNIA 95054
(408) 727-6116
(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
NOTICES AND COMMUNICATIONS ON BEHALF OF THE FILING PERSON)

COPY TO:
 CHRISTOPHER L. KAUFMAN, ESQ.
LATHAM & WATKINS
135 COMMONWEALTH DRIVE
MENLO PARK, CALIFORNIA 94025
(650) 328-4600

CALCULATION OF FILING FEE

TRANSACTION VALUATION* $94,620,591	AMOUNT OF FILING FEE $8,705.10

*
Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 13,051,116 shares of common stock of Integrated Device Technology, Inc. having an aggregate value of $94,620,591 as of November 4, 2002 will be exchanged and/or cancelled pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11(b)(2) of the Securities Exchange Act of 1934, as amended, equals $92 per $1,000,000 (prorated for amounts less than $1,000,000) of the value of the transaction.

☐
Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable. Filing party: Not applicable.
Form or Registration No.: Not applicable. Date Filed: Not applicable.

☐
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

  ☐
  third-party tender offer subject to Rule 14d-1

  ☒
  issuer tender offer subject to Rule 13e-4

  ☐
  going private transaction subject to Rule 13e-3

  ☐
  amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer ☐

        This Tender Offer Statement on Schedule TO relates to an offer by Integrated Device Technology, Inc., a Delaware corporation ("IDT"), to exchange options with an exercise price of $11.01 or higher (the "options") to purchase shares of IDT's common stock ("common stock"), par value $0.001 per share, outstanding under eligible option plans and held by eligible employees, for replacement options (the "replacement options") to purchase shares of common stock to be granted under eligible option plans, upon the terms and subject to the conditions set forth in the Offer to Exchange Certain Outstanding Options, dated November 5, 2002 (the "offer to exchange"), and the related Election Concerning Exchange of Stock Options form (the "election form" and, together with the offer to exchange, as they may be amended from time to time, the "offer"), attached hereto as Exhibit (a)(1)(i) and Exhibit (a)(1)(v). The number of shares of common stock subject to the replacement options will be based on an exchange ratio. Each option holder that elects to exchange options pursuant to this offer to exchange must submit an election form and such option holder will be granted replacement options to purchase that number of shares of common stock equal to the number set forth on the table in the option holder's election form.

        This Tender Offer Statement on Schedule TO is intended to satisfy the reporting requirements of Section 13(e) of the Securities Exchange Act of 1934, as amended.

        The information in the offer, a copy of which is filed with this Schedule TO as Exhibits (a)(1)(i) and (a)(1)(v) hereto, is incorporated herein by reference in answer to items 1 through 11 in this Tender Offer Statement on Schedule TO. The following items are inapplicable: Item 7 (the information required by Item 1007(d) of Regulation M-A); Item 9 (the information required by Item 1009(a) of Regulation M-A); Item 10 (the information required by Item 1010(b) of Regulation M-A); and Item 13.

Item 12. Exhibits

(a)(1)(i)	Offer to Exchange Certain Outstanding Options, dated November 5, 2002.
(a)(1)(ii)	Letter to IDT Employees from Gregory S. Lang, dated November 5, 2002.
(a)(1)(iii)	Communication to IDT Employees from Dorene Hayes, dated November 5, 2002.
(a)(1)(iv)	Presentation to Employees.
(a)(1)(v)	Election Concerning Exchange of Stock Options Form.
(a)(1)(vi)	Form of Communication to Tendering Option Holders Confirming Receipt of Election Concerning Exchange of Stock Options Form.
(a)(1)(vii)	Notice of Election to Withdraw Options.
(a)(1)(viii)	Reminder Communication to Eligible IDT Employees to be delivered on or around November 23, 2002.
(a)(1)(ix)	Form of Rights Letter.
(a)(1)(x)	Form of Communication to Rejected Tendering Option Holders.
(a)(1)(xi)	Communication to Eligible IDT Employees to be delivered on or around June 10, 2003.
(a)(1)(xii)	IDT's Annual Report on Form 10-K for the period ended March 31, 2002. Filed with the Securities and Exchange Commission on June 28, 2002 and incorporated herein by reference.
(a)(1)(xiii)	IDT's Quarterly Report on Form 10-Q for the period ended June 30, 2002. Filed with the Securities and Exchange Commission on August 14, 2002 and incorporated herein by reference.
(a)(1)(xiv)	Form of Communication to be posted on IDT internal website on or around November 5, 2002.
(a)(1)(xv)	Form of Communication to be posted on IDT internal website on or around November 5, 2002.
(a)(1)(xvi)	Form of Communication to appear in IDT internal newsletter.
(a)(2)	Not applicable.

(a)(3)	Not applicable.
(a)(4)	Not applicable.
(b)	Not applicable.
(d)(1)	Restated Certificate of Incorporation. Filed with the Securities and Exchange Commission as Exhibit 3(a) to the Registration Statement on Form 8-B dated September 23, 1987, and incorporated herein by reference.
(d)(2)	Certificate of Amendment of Restated Certificate of Incorporation. Filed with the Securities and Exchange Commission as Exhibit 3(a) to the Registration Statement on Form 8 dated March 28, 1989, and incorporated herein by reference.
(d)(3)	Certificate of Amendment of Restated Certificate of Incorporation. Filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q (File Number 000-12695) for the quarterly period ended October 1, 2000, filed with the Securities and Exchange Commission on November 15, 2000, and incorporated herein by reference.
(d)(4)	Bylaws of the Company, as amended and restated effective December 21, 1998. Filed as Exhibit 3.2 to the Quarterly Report on Form 10-Q (File Number 000-12695) for the quarterly period ended December 27, 1998, filed with the Securities and Exchange Commission on February 10, 1999, and incorporated herein by reference.
(d)(5)	1994 Stock Option Plan, as amended as of September 22, 2000. Filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q (File Number 000-12695) for the quarterly period ended October 1, 2000, filed with the Securities and Exchange Commission on November 15, 2000, and incorporated herein by reference.
(d)(6)	1994 Directors Stock Option Plan and related documents. Filed as Exhibit 10.18 to the Quarterly Report on Form 10-Q for the quarterly period ended October 2, 1994, filed with the Securities and Exchange Commission on November 16, 1994, and incorporated herein by reference.
(d)(7)	1997 Stock Option Plan, as amended through April 21, 1998. Filed as Exhibit 10.23 to the Quarterly Report on Form 10-Q for the quarterly period ended on June 30, 2002, filed with the Securities and Exchange Commission on August 14, 2002, and incorporated herein by reference.
(d)(8)	Amended and Restated Newave Semiconductor Corp. Shanghai Stock Option Plan. Filed as Exhibit 99.2 to the Registration Statement on Form S-8 (File Number 333-59162) filed with the Securities and Exchange Commission on April 18, 2001, and incorporated herein by reference.
(d)(9)	Amended and Restated 1984 Employee Stock Purchase Plan, as amended through October 1, 2002. Filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q for the quarterly period ended on June 30, 2002, filed with the Securities and Exchange Commission on August 14, 2002, and incorporated herein by reference.
(d)(10)	1995 Executive Performance Plan. Filed as Exhibit 10.22 to the Quarterly Report on Form 10-Q for the quarterly period ended October 1, 1995, filed with the Securities and Exchange Commission on November 15, 1995, and incorporated herein by reference.
(d)(11)	Non-Qualified Deferred Compensation Plan, effective November 1, 2000. Filed as Exhibit 10.21 to the Annual Report on Form 10-K for the fiscal year ended April 1, 2001, filed with the Securities and Exchange Commission on June 29, 2001, and incorporated herein by reference.
(d)(12)	Certificate of Designations specifying the terms of the Series A Junior Participating Preferred Stock of IDT, as filed with the Secretary of State of Delaware. Filed as Exhibit 3.6 to the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission December 23, 1998, and incorporated herein by reference.

(d)(13)	Rights Agreement dated December 21, 1998 between the Company and BankBoston, N.A., as Rights Agent. Filed as Exhibit 4.1 to the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on December 23, 1998, and incorporated herein by reference.
(d)(14)	Registration Rights Agreement dated as of October 1, 1996 among the Company, Carl E. Berg and Mary Ann Berg. Filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarterly period ended December 29, 1996, filed with the Securities and Exchange Commission on February 10, 1997, and incorporated herein by reference.
(d)(15)	Form of Indemnification Agreement between the Company and its directors and officers. Filed as Exhibit 10.68 to Annual Report on Form 10-K for the fiscal year ended April 2, 1989, and incorporated herein by reference.
(d)(16)	Employment Agreement between IDT and Gregory Lang. Filed as Exhibit 10.22 to the Quarterly Report on Form 10-Q for the quarterly ended December 30, 2001, filed with the Securities and Exchange Commission on February 13, 2002, and incorporated herein by reference.
(g)	Not applicable.
(h)	Not applicable.

SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 5, 2002	INTEGRATED DEVICE TECHNOLOGY, INC.

	By:	/s/ GREGORY S. LANG Name: Gregory S. Lang Title: President

EXHIBIT INDEX

(a)(1)(i)	Offer to Exchange Certain Outstanding Options, dated November 5, 2002.
(a)(1)(ii)	Letter to IDT Employees from Gregory S. Lang, dated November 5, 2002.
(a)(1)(iii)	Communication to IDT Employees from Dorene Hayes, dated November 5, 2002.
(a)(1)(iv)	Presentation to Employees.
(a)(1)(v)	Election Concerning Exchange of Stock Options Form.
(a)(1)(vi)	Form of Communication to Tendering Option Holders Confirming Receipt of Election Concerning Exchange of Stock Options Form.
(a)(1)(vii)	Notice of Election to Withdraw Options.
(a)(1)(viii)	Reminder Communication to Eligible IDT Employees to be delivered on or around November 23, 2002.
(a)(1)(ix)	Form of Rights Letter.
(a)(1)(x)	Form of Communication to Rejected Tendering Option Holders.
(a)(1)(xi)	Communication to Eligible IDT Employees to be delivered on or around June 10, 2003.
(a)(1)(xii)	IDT's Annual Report on Form 10-K for the period ended March 31, 2002. Filed with the Securities and Exchange Commission on June 28, 2002 and incorporated herein by reference.
(a)(1)(xiii)	IDT's Quarterly Report on Form 10-Q for the period ended June 30, 2002. Filed with the Securities and Exchange Commission on August 14, 2002 and incorporated herein by reference.
(a)(1)(xiv)	Form of Communication to be posted on IDT internal website on or around November 5, 2002.
(a)(1)(xv)	Form of Communication to be posted on IDT internal website on or around November 5, 2002.
(a)(1)(xvi)	Form of Communication to appear in IDT internal newsletter.
(a)(2)	Not applicable.
(a)(3)	Not applicable.
(a)(4)	Not applicable.
(b)	Not applicable.
(d)(1)	Restated Certificate of Incorporation. Filed with the Securities and Exchange Commission as Exhibit 3(a) to the Registration Statement on Form 8-B dated September 23, 1987, and incorporated herein by reference.
(d)(2)	Certificate of Amendment of Restated Certificate of Incorporation. Filed with the Securities and Exchange Commission as Exhibit 3(a) to the Registration Statement on Form 8 dated March 28, 1989, and incorporated herein by reference.
(d)(3)	Certificate of Amendment of Restated Certificate of Incorporation. Filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q (File Number 000-12695) for the quarterly period ended October 1, 2000, filed with the Securities and Exchange Commission on November 15, 2000, and incorporated herein by reference.
(d)(4)	Bylaws of the Company, as amended and restated effective December 21, 1998. Filed as Exhibit 3.2 to the Quarterly Report on Form 10-Q (File Number 000-12695) for the quarterly period ended December 27, 1998, filed with the Securities and Exchange Commission on February 10, 1999, and incorporated herein by reference.
(d)(5)	1994 Stock Option Plan, as amended as of September 22, 2000. Filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q (File Number 000-12695) for the quarterly period ended October 1, 2000, filed with the Securities and Exchange Commission on November 15, 2000, and incorporated herein by reference.
(d)(6)	1994 Directors Stock Option Plan and related documents. Filed as Exhibit 10.18 to the Quarterly Report on Form 10-Q for the quarterly period ended October 2, 1994, filed with the Securities and Exchange Commission on November 16, 1994, and incorporated herein by reference.

(d)(7)	1997 Stock Option Plan, as amended through April 21, 1998. Filed as Exhibit 10.23 to the Quarterly Report on Form 10-Q for the quarterly period ended on June 30, 2002, filed with the Securities and Exchange Commission on August 14, 2002, and incorporated herein by reference.
(d)(8)	Amended and Restated Newave Semiconductor Corp. Shanghai Stock Option Plan. Filed as Exhibit 99.2 to the Registration Statement on Form S-8 (File Number 333-59162) filed with the Securities and Exchange Commission on April 18, 2001, and incorporated herein by reference.
(d)(9)	Amended and Restated 1984 Employee Stock Purchase Plan, as amended through October 1, 2002. Filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q for the quarterly period ended on June 30, 2002, filed with the Securities and Exchange Commission on August 14, 2002, and incorporated herein by reference.
(d)(10)	1995 Executive Performance Plan. Filed as Exhibit 10.22 to the Quarterly Report on Form 10-Q for the quarterly period ended October 1, 1995, filed with the Securities and Exchange Commission on November 15, 1995, and incorporated herein by reference.
(d)(11)	Non-Qualified Deferred Compensation Plan, effective November 1, 2000. Filed as Exhibit 10.21 to the Annual Report on Form 10-K for the fiscal year ended April 1, 2001, filed with the Securities and Exchange Commission on June 29, 2001, and incorporated herein by reference.
(d)(12)	Certificate of Designations specifying the terms of the Series A Junior Participating Preferred Stock of IDT, as filed with the Secretary of State of Delaware. Filed as Exhibit 3.6 to the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission December 23, 1998, and incorporated herein by reference.
(d)(13)	Rights Agreement dated December 21, 1998 between the Company and BankBoston, N.A., as Rights Agent. Filed as Exhibit 4.1 to the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on December 23, 1998, and incorporated herein by reference.
(d)(14)	Registration Rights Agreement dated as of October 1, 1996 among the Company, Carl E. Berg and Mary Ann Berg. Filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarterly period ended December 29, 1996, filed with the Securities and Exchange Commission on February 10, 1997, and incorporated herein by reference.
(d)(15)	Form of Indemnification Agreement between the Company and its directors and officers. Filed as Exhibit 10.68 to Annual Report on Form 10-K for the fiscal year ended April 2, 1989, and incorporated herein by reference.
(d)(16)	Employment Agreement between IDT and Gregory Lang. Filed as Exhibit 10.22 to the Quarterly Report on Form 10-Q for the quarterly ended December 30, 2001, filed with the Securities and Exchange Commission on February 13, 2002, and incorporated herein by reference.
(g)	Not applicable.
(h)	Not applicable.

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  Item 12. Exhibits
SIGNATURE
EXHIBIT INDEX